PROVIDENT BANKSHARES CORPORATION
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NEWS RELEASE
                                                                         CONTACT
                                           MEDIA: Lillian Killroy (410) 277-2833
                           INVESTMENT COMMUNITY: Melissa P. Kelly (410) 277-2080


                         PROVIDENT BANKSHARES ANNOUNCES
              ITS INCLUSION IN THE NEW NASDAQ GLOBAL SELECT MARKET

     - THE MARKET WITH THE HIGHEST INITIAL LISTING STANDARDS IN THE WORLD -


BALTIMORE: (July 5, 2006) - Provident Bankshares Corporation (NASDAQ:PBKS), the parent company of Provident Bank, today announced that it is included in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, the company had been listed on the NASDAQ National Market.

"Our selection for the NASDAQ Global Select Market is recognition of Provident's ability to provide superior market quality based upon our liquidity, earnings and sound governance. We are very pleased to be a part of this select group of companies," said Gary Geisel, Chairman and Chief Executive Officer of Provident Bankshares.

Beginning July 3, NASDAQ-listed companies have been classified under three listing tiers -- NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. NASDAQ also plans to launch indexes based on these new tiers.

"Provident Bankshares is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market," said Bruce Aust, Executive Vice President, Corporate Client Group.

NASDAQ announced the new three tier listing classification in February 2006. All three market tiers will maintain rigorous listing and corporate governance standards. For additional information about the NASDAQ Global Select Market, please go to: www.nasdaq.com/GlobalSelect.

ABOUT PROVIDENT BANKSHARES CORPORATION

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.4 billion in assets, Provident serves individuals and businesses in the key areas of Greater Baltimore, Greater Washington and Central Virginia through a network of 154 offices in Maryland, Virginia and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com

ABOUT NASDAQ

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.